EXHIBIT 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

 CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Derma Glisten, Inc.

We consent to the use of our report dated January 3, 2018 with respect to the financial statements of Derma Glisten, Inc. as of May 31, 2017 and the related statements of operations, shareholders’ equity and cash flows from the period from January 10, 2017 (inception) through May 31, 2017. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

May 10, 2018

/S/ Michael Gillespie & Associates, PLLC